Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)
Mid Penn Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $1.00 per share	Other	915,851(1)	—	26,801,653(2)	0,0001102	$2,954(3)
Fees Previously Paid
	Total Offering Amount							$2,954
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$2,954
(1)The number of shares of common stock, par value $1.00 per share, of Mid Penn Bancorp, Inc. being registered is based upon (A) the estimated maximum number of shares of Brunswick Bancorp common stock, no par value, outstanding, plus options outstanding to acquire Brunswick Bancorp common stock, each as of December 20, 2022 (collectively equal to 3,063,046) multiplied by (B) fifty percent (50%) (the maximum percentage of shares of Brunswick common stock to be exchanged for Mid Penn Bancorp, Inc. common stock under the merger agreement) multiplied by (C) 0.598 (the exchange ratio set forth in the merger agreement).
(2)Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f) and 457(c) thereunder. The proposed maximum aggregate offering price of the registrant’s common stock was calculated by multiplying (A) $17.75, the average of the high and low prices per share of Brunswick Bancorp common stock on the OTC Pink Market on February 14, 2023 by (B) 3,063,046, the estimated maximum number of shares of Brunswick Bancorp that maybe received by the registrant and/or cancelled upon consummation of the merger, subtracting out the amount of cash to be paid by Mid Penn Bancorp, Inc. for such shares.
(3)Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.